Exhibit 99.2

CONSOL Energy Announces Year-End Gas Update

Present Value Before Tax is $1.56 Billion; Reserves Increase 4.6%

PITTSBURGH, Feb. 26 CONSOL Energy Inc. (NYSE: CNX) has calculated that the future net cash flows of its proved coalbed methane gas reserves have a present value of $1.56 billion before income taxes, assuming a 10 percent discount rate, as of December 31, 2003, an increase of 43 percent compared with the December 31, 2002 value. The increase is attributable to a 4.6 percent growth in reserves and higher prices. The 2003 present value calculation assumed a gas price of $6.00 per thousand cubic feet (Mcf), based on the December 31, 2003 market price of gas flowing into the Columbia Gas Transmission Corporation Pipeline, adjusted for certain quantities CONSOL Energy hedged at other prices.

The Company also announced that as a result of a review of CONSOL Energy’s 2002 filings, the United States Securities and Exchange Commission has asked the company to account for its reserves on the more-commonly used “net revenue interest method” of accounting. Under this method, the reserve base excludes gas reserves attributable to the royalty owner—typically one-eighth of the gas produced. The company previously used what is referred to as the “net working interest method” of accounting. Under this method, the reserve base includes the gas reserves attributable to the royalty holder. CONSOL Energy continues its practice of having nearly all of its proved gas reserves verified by independent reservoir engineers. Schlumberger and Ralph E. Davis, reservoir-engineering firms that previously verified CONSOL Energy’s 2002 reserve base, also verified the 2003 reserves.

Proved gas reserves as of December 31, 2002, were 960.505 billion cubic feet (Bcf). During 2003, CONSOL Energy produced 44.421 Bcf. In 2003, the company added 88.297 Bcf to its reserve base, primarily due to drilling that occurred near the perimeter of its acreage. As a result, CONSOL Energy ended 2003 with a reserve base of 1,004.381 Bcf, 4.6 percent higher than last year, despite having record production in 2003.

CONSOL Energy had 2003 gas production of 44.421 Bcf, up nearly 8 percent from the 41.269 Bcf produced in 2002. Realized prices were $4.14 per Mcf, up approximately 31% from the $3.17 per Mcf in 2002. CONSOL Energy drilled 251 development wells in 2003, all of which were successful. Fifty-two exploratory wells were drilled in 2003, the results of which are still being evaluated.

CONSOL Energy Inc. is one of the largest U.S. producers of coalbed methane, with daily gas production of approximately 146.2 million cubic feet, primarily from wells in Pennsylvania, Virginia and West Virginia. The company also has joint ventures that produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia. CONSOL Energy also is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 19 bituminous coal mining complexes in seven states.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholders’ equity and recent changes in our credit ratings; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; deterioration of our operating results in recent periods; our ability to comply with restrictions imposed by our senior credit facility; the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy’s competitors and CONSOL Energy’s ability to respond to such actions; recent declines in the creditworthiness of our customer base; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy; and the effects of recent sales of our common stock on the market price of our common stock.